Exhibit 4.1

VDO-PH INTERNATIONAL

This Certiifes that: ________________________________ is the registered holder of __________________________________Shares transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of the Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this __________day of ___________, 20____